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                                                                    EXHIBIT 10.2

                                 LOAN AGREEMENT

        THIS LOAN AGREEMENT (this "Agreement") is made as of December 18, 1998, by and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and CHECKERS DRIVE-IN RESTAURANTS, INC., a Delaware corporation ("Debtor"), whose address is Building One, 14225 49th Street North, Clearwater, Florida 33762.

                             PRELIMINARY STATEMENT:

        Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Debtor has requested from FFCA, and applied for, the Loans to provide long-term financing for the Premises, and for no other purpose whatsoever. Each Loan will be evidenced by a Note and secured by a first priority security interest in the corresponding Premises pursuant to a Mortgage. FFCA has committed to make the Loans pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                                   AGREEMENT:

        In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

        1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

        "Action" has the meaning set forth in Section 10.A(4).

        "Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

        "Closing" shall have the meaning set forth in Section 4.

        "Closing Date" shall have the meaning set forth in Section 4.

        "Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

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        "Commitment" means that certain Commitment Letter dated September
23, 1998 between FFCA and Debtor, and any amendments or supplements thereto.

        "Counsel" means legal counsel to Debtor, licensed in the states in which
(i) the Premises are located, (ii) Debtor is incorporated, and (iii) Debtor maintains its chief executive offices, as selected by Debtor and approved by FFCA.

        "Debtor Entities" means, collectively, Debtor and any Affiliate of Debtor, including successors by operation of law to Debtor and any Affiliate of Debtor by merger or otherwise.

        "De Minimis Amounts" shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states in which the Premises are located.

        "Disclosures" has the meaning set forth in Section 14.P.

        "Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any of the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor or FFCA by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Debtor's business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

        "Environmental Indemnity Agreement" or "Environmental Indemnity Agreements" means, as the context may require, the environmental indemnity agreement dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the environmental indemnity agreements dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. An Environmental Indemnity Agreement will be executed for each Premises.

        "Environmental Insurer" means American International Specialty Lines Insurance Company or such other environmental insurance company as FFCA may select in its sole discretion.

        "Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated

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pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials in, on, under or above the Premises.

        "Environmental Policies" means the environmental insurance policies issued by Environmental Insurer to FFCA with respect to the Premises, which Environmental Policies shall be in form and substance satisfactory to FFCA in its sole discretion.

        "Event of Default" has the meaning set forth in Section 10.

        "FCCR Amount" has the meaning set forth in Section 10.A(6).

        "Fee" means an underwriting, valuation, processing and commitment fee equal to 1.00% of the sum of the Loan Amounts for all of the Premises, which Fee shall be payable as set forth in Section 3.

        "FFCA Entities" means, collectively, FFCA, Franchise Finance and any Affiliate of FFCA or Franchise Finance.

        "Franchise Finance" means Franchise Finance Corporation of America, a Delaware corporation, and its successors.

        "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the states where the Premises are located or any political subdivision thereof.

        "Hazardous Materials" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any

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form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

        "Indemnified Parties" has the meaning set forth in Section 12.

        "Loan" or "Loans" means, as the context may require, the loan for each Premises, or the loans for all of the Premises, described in Section 2.

        "Loan Amount" or "Loan Amounts" means, as the context may require, the aggregate amount set forth in Section 2 or, with respect to each Premises, the individual amount set forth in Exhibit A.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Mortgages, the Environmental Indemnity Agreements, the UCC-1 Financing Statements and all other documents, instruments or agreements executed in connection therewith or contemplated thereby.

        "Modified FCCR Amount" has the meaning set forth in Section 10. A(6).

        "Mortgage" or "Mortgages" means, as the context may require, the deed of trust or mortgage dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the deeds of trust or mortgages dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. A Mortgage will be executed for each Premises.

        "Note" or "Notes" means, as the context may require, the promissory note dated as of the date of this Agreement to be executed by Debtor in favor of FFCA with respect to a Premises or the promissory notes dated as of the date of this Agreement to be executed by Debtor in favor of FFCA with respect to all of the Premises, as the same may be amended from time to time, including, without limitation, as a result of the payment of the FCCR Amount or the Modified FCCR Amount pursuant to Section 10. A Note will be executed for each Premises in the Loan Amount corresponding to such Premises.

        "Notice" has the meaning set forth in Section 14.A.

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        "Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Debtor Entities, and, or for the benefit of,
(2) any of the FFCA Entities, including, without limitation, promissory notes and guaranties; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents.

        "Other Loans" means any loans to Debtor evidenced by the Other
Agreements.

        "Other Notes" means the promissory notes relating to the Other Loans.

        "Other Premises" means the premises relating to the Other Loans.

        "Participations" has the meaning set forth in Section 14.P.

        "Permitted Concept" means either a Checkers Drive-in, Rally's, Carl's, Jr. or Hardee's restaurant. The term "Permitted Concept" shall also include any other national or regionally recognized restaurant concept operated at a Premises provided such other concept is dual branded at such Premises with at least one of the restaurant concepts listed in the preceding sentence.

        "Permitted Exceptions" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to FFCA and approved by FFCA in connection with the Loans.

        "Permitted Merger" has the meaning set forth in Section 11.B.

        "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

        "Premises" means the parcel or parcels of real estate corresponding to the FFCA File Numbers and addresses identified on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances, machinery, furniture and other personal property now or hereafter located thereon (whether or not affixed to such real estate). As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

        "Questionnaires" means the environmental questionnaires completed by Debtor with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

        "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

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        "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

        "Securitization" means one or more sales, dispositions, transfers or assignments by FFCA or any of the other FFCA Entities to a special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust.

        "Securitized Loan Pool" means any pool or group of loans that are a part of any Securitization.

        "Substitute Premises" means one or more parcels of real property substituted for a Premises in accordance with the requirements of Section 13, together with all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances, machinery, furniture and other personal property located thereon (whether or not affixed to such real estate). For purposes of clarity, where two or more parcels of real property comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

        "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any of the Premises which may result from such Release.

        "Title Company" means the title insurance company described in Section
4.

        "Transfer" has the meaning set forth in Section 14.P.

        "UCC-1 Financing Statements" means such UCC-1 Financing Statements as FFCA shall require to be executed and delivered by Debtor with respect to the transactions contemplated by this Agreement.

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        2.      Transaction. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loans. The Loans will be evidenced by the Notes and secured by the Mortgages. Debtor shall repay the outstanding principal amount of the Loans together with interest thereon in the manner and in accordance with the terms and conditions of the Notes and the other Loan Documents. The aggregate Loan Amount shall be $10,000,000.00, allocated among the Premises as set forth on the attached Exhibit A. The Loans shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement.

        3. Underwriting, Valuation, Processing and Commitment Fee. Debtor paid FFCA a portion of the Fee pursuant to the Commitment, and such portion was deemed fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, valuation, processing and commitment fee. In the event the transaction set forth in this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

        4. Closing. (a) The Loans shall be closed simultaneously (the "Closing") within 30 days following the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond December 11, 1998, unless such extension shall be approved by FFCA in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

        (b) FFCA has ordered a title insurance commitment for each Premises from Fidelity Title Insurance Company (the "Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. All costs of the transaction contemplated by this Agreement shall be borne by Debtor, including, without limitation, the cost of title insurance and endorsements, survey charges, UCC search charges, the attorneys' fees of Debtor, attorneys' fees and expenses of FFCA (provided that FFCA shall advise Debtor prior to the commencement of any legal work for which extraordinary fees would be payable (i.e., fees in excess of a total of $__________________) and discuss with Debtor the most cost effective means to proceed), the cost of the environmental reports and Environmental Policies to be delivered pursuant to
Section 9.E, FFCA's site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, and escrow and recording fees. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policies described in Section 9.C, shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

        Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with this transaction. Title Company shall not cause the transactions described in this Agreement

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to close unless and until it has received written instructions from FFCA and
Debtor to do so. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by FFCA. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

        5. Representations and Warranties of FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

                A. Organization of FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

                B. Authority of FFCA. The person who has executed this Agreement on behalf of FECA is duly authorized so to do.

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                C.      Enforceability. Upon execution by FFCA, this Agreement
        shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms.

        All representations and warranties of FFCA made in this Agreement shall survive the Closing.

        6. Representations and Warranties of Debtor. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

                A. Information and Financial Statements. Debtor has delivered to FFCA financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other information, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to FFCA since the date such financial statements and other information were prepared or delivered to FFCA. Debtor understands that FFCA is relying upon such financial statements and information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and, with respect to the most recent financial statements delivered by Debtor to FFCA, accurately reflect as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

                B. Organization and Authority. (1) Debtor is duly organized, validly existing and in good standing under the laws of its state of incorporation, and qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

                (2) The person who has executed this Agreement on behalf of Debtor is duly authorized so to do.

                C. Enforceability of Documents. Upon execution by Debtor, this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms.

                D. Litigation. Except as set forth on the attached Schedule I, there are no proceedings or investigations pending or threatened against or involving Debtor or the Premises before any arbitrator or Governmental Authority which might reasonably result in

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        any material adverse change in the contemplated business, condition, worth or operations of Debtor or the Premises.

                E. Absence of Breaches or Defaults. Debtor is not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which Debtor is a party or by which Debtor, the Premises or any of the property of Debtor is subject or bound. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

                F. Utilities. The Premises are served by ample public utilities to permit full utilization of the Premises for their intended purpose and all utility connection fees and use charges will have been paid in full.

                G. Intended Use and Zoning; Compliance With Laws. Debtor intends to use the Premises solely for the operation of Permitted Concepts, and related ingress, egress and parking, and for no other purposes. Each of the Premises is in compliance with all applicable zoning requirements and the use of each of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements. The Premises comply with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor.

                H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Debtor's knowledge, are contemplated. To the best of Debtor's knowledge, the areas where the Premises are located have not been declared blighted by any Governmental Authority. The Premises and/or the real property bordering the Premises are not designated by any Governmental Authority as a wetlands.

                I. Licenses and Permits; Access. Debtor has all required licenses and permits, both governmental and private, to use and operate the Premises in the intended manner. There are adequate rights of access to public roads and ways available to the Premises to permit full utilization of the Premises for their intended purposes and all such public roads and ways have been completed and dedicated to public use.

                J. Condition of Premises. The Premises, including the equipment located thereon, are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from material structural defects, clean, orderly and sanitary, safe, well-lit, landscaped, decorated and well-maintained.

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                K.      Environmental. Debtor is fully familiar with the present
        use of the Premises, and, after due inquiry, Debtor has become generally familiar with the prior uses of the Premises. No Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Premises, except in De Minimis Amounts and in compliance with all applicable Environmental Laws, and no Release or Threatened Release has occurred at or on the Premises. The activities, operations and business undertaken on, at or about the Premises, including, but not limited to, any past or ongoing alterations or improvements at the Premises, are and have been at all times, in compliance with all Environmental Laws. No further action is required to remedy any Environmental Condition or violation of, or to be in full compliance with, any Environmental Laws, and no lien has been imposed on the Premises by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off the Premises.

                There is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Premises of any Hazardous Materials, or of any facts which would give rise to any such action, nor has Debtor (a) received any notice (and Debtor has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Premises or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on the Premises; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Premises or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to the Premises or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

                The information and disclosures in the Questionnaires is true, correct and complete in all material respects, FFCA and Environmental Insurer may rely on such information and disclosures, and the person or persons executing the Questionnaires were duly authorized to do so.

                L. Title to Premises; First Priority Lien. As of the Closing Date, fee title to each of the Premises is vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Debtor is the owner of all equipment, trade fixtures, appliances, machinery, furniture and other

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        personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever. Upon Closing, FFCA shall have a first priority lien upon and security interest in each of the Premises pursuant to the Mortgages and the UCC-1 Financing Statements.

                M. No Other Agreements and Options. Neither Debtor nor the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loans or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents.

                N. No Mechanics' Liens. There are no outstanding accounts payable, mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Premises or any portion thereof; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; Debtor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises; and Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Premises.

                O. No Reliance. Debtor acknowledges that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the Loan Amounts, and such analysis will not be made available to Debtor.

        All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete as of and subsequent to the Closing Date as if made and restated in full as of such time and shall survive the Closing. Debtor acknowledges and agrees that Environmental Insurer may rely on the environmental representations and warranties set forth in the preceding subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

        7. Covenants. Debtor covenants to FFCA from and after the Closing Date as follows:

                A. Inspections. Debtor shall, at all reasonable times, (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of Debtor, all engineering reports relating to the Premises in the possession of Debtor, the files and correspondence relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises, and (ii) allow such persons to make such inspections, tests, copies, and verifications as FFCA considers necessary.

                B. Fixed Charge Coverage Ratio. Until such time as all of Debtor's obligations under the Notes and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall maintain an aggregate Fixed Charge Coverage Ratio at all of the Premises of at least 1.25:1, as determined on the last day of each fiscal year of Debtor. For purposes of this Section, the term "Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, less a corporate overhead allocation in an amount equal to 4% of Gross Sales, to (b) the sum of the FFCA Payments, Operating Lease Expense and the Equipment Payment Amount.

        For purposes of this Section, the following terms shall be defined as set forth below:

                        "Capital Lease" shall mean any lease of any property
                (whether real, personal or mixed) by Debtor with respect to one or more of the Premises which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Debtor. The term "Capital Lease" shall not include any operating lease.

                        "Debt" shall mean as directly related to all of the
                Premises and the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

                        "Depreciation and Amortization" shall mean with respect
                to all of the Premises the depreciation and amortization accruing during any period of determination with respect to Debtor as determined in accordance with GAAP.

                        "Equipment Payment Amount" shall mean for any period of
                determination the sum of all amounts payable during such period of determination under all

                (i) leases for equipment located at one or more of the Premises and (ii) all loans secured by equipment located at one or more of the Premises.

                        "FFCA Payments" shall mean with respect to the period of
                determination, the sum of all scheduled payments due and payable under the Notes.

                        "GAAP" means generally accepted accounting principles
                consistently applied.

                        "Gross Sales" shall mean the sales or other income
                arising from all business conducted at all of the Premises by Debtor during the period of determination, less sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns, if any, for all of the Premises.

                        "Interest Expense" shall mean for any period of
                determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Debtor specifically allocable to one or more of the Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP. The term "Interest Expense" shall not include interest accrued under indebtedness for borrowed money or obligations evidenced by bonds, indentures, notes or similar instruments which do not relate to one or more of the Premises.

                        "Net Income" shall mean with respect to the period of
                determination, the net income or net loss of Debtor allocable to all of the Premises. In determining the amount of Net Income,
                (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, and (in) no deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP, or (y) corporate overhead expense allocable to the period of determination.

                        "Operating Lease Expense" shall mean the expenses
                incurred by Debtor under any operating leases with respect to one or more of the Premises and the business operations thereon during the period of determination, as determined in accordance with GAAP.

                Notwithstanding the foregoing, FFCA may elect at any time to amend the Fixed Charge Coverage Ratio requirements set forth herein so that Debtor shall be required to maintain an aggregate Fixed Charge Coverage Ratio, as determined on the last day of Debtor's fiscal year, of at least 1.25:1 for all of the Premises and Other Premises corresponding to the Loans and the Other Loans which are included in any Securitized

        Loan Pool. If such election is made, Debtor shall also be required to maintain an aggregate Fixed Charge Coverage Ratio, as determined on the last day of Debtor's fiscal year, of at least 1.25:1 for all of the Premises which are not included in a Securitized Loan Pool. To the extent that such election is made, the definitions relating to the Fixed Charge Coverage Ratio shall be deemed to be modified as applicable to provide for the calculation of the aggregate Fixed Charge Coverage Ratio for all of the Premises and Other Premises corresponding to each Securitized Loan Pool and all of the Premises which are not included in a Securitized Loan Pool. Notwithstanding the foregoing, FFCA agrees that at the time of any Securitization, the Loans included in the corresponding Securitized Loan Pool will not have an aggregate Fixed Charge Coverage Ratio which is materially different than the lesser of the aggregate Fixed Charge Coverage Ratio with respect to the Premises corresponding to the Loans, if applicable, which are not included in such Securitized Loan Pool as of the Closing Date and the date of such Securitization; provided further that, to the extent FFCA is unable to include any Loan in such Securitized Loan Pool because of any problem relating to the corresponding Premises which is beyond the control of FFCA, then such Loan, if applicable, shall not be taken into account for purposes of comparing the aggregate Fixed Charge Coverage Ratio for the Premises corresponding to the Loans, if applicable, which are included in such Securitized Loan Pool against the aggregate Fixed Charge Coverage Ratio for the Premises corresponding to the Loans, if applicable, which are not included in such Securitized Loan Pool.

                C. Lost Note. Debtor shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days' prior Notice to FFCA before making any payments to third parties in connection with a Lost Note.

        8. Transaction Characterization. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Notes, the Mortgages and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

        9. Conditions of Closing. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

                A. Title. Fee title to each of the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Mortgages and the UCC-1 Financing Statements. Debtor shall be the owner of all of the equipment, trade fixtures, appliances, machinery, furniture and other personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests, except the liens created by the Mortgages and the UCC-1 Financing Statements. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in each of the Premises.

                B. Condition of Premises. FFCA shall have inspected and approved the Premises, the Premises and the equipment located thereon shall be in good condition and repair and of good workmanship and materials, and the Premises shall be fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion.

                C. Evidence of Title. FFCA shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable fee title in such Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in such Premises subject only to liens, encumbrances, restrictions and easements approved by FFCA, and containing such endorsements as FFCA may require. FFCA shall also have received evidence reasonably satisfactory to FFCA that Debtor is the owner of all of the equipment, trade fixtures, appliances, machinery, furniture and other personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests, except the liens created by the Mortgages and the UCC-1 Financing Statements.

                D. Survey. FFCA shall have received a current ALTA survey of each of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, or if any Premises is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions satisfactory to FFCA.

                E. Environmental. FFCA shall have received (i) a Phase I environmental report (and a Phase II environmental report, if necessary, as determined by FFCA in its sole discretion) for each of the Premises, the form, substance and conclusions of which shall be satisfactory to FFCA in its sole discretion, and/or (ii) an Environmental Policy with respect to each of the Premises, as required by FFCA in its sole discretion.

                F. Zoning. Debtor shall have provided FFCA with evidence satisfactory to FFCA that each of the Premises is properly zoned for use as a Permitted Concept and that such use constitutes a legal, conforming use under applicable zoning requirements.

                G. Compliance With Representations, Warranties and Covenants. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents or any other agreement between or among FFCA or Debtor pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a material adverse effect on the Premises, Debtor or FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion.

                H. Proof of Insurance. Debtor shall have delivered to FFCA copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

                I. Opinion of Counsel to Debtor. Debtor shall have caused Counsel to prepare and deliver an opinion to FFCA in form and substance satisfactory to FFCA and its counsel.

                J. Due Diligence. FFCA shall have received a management practices survey from Debtor in form and substance satisfactory to FFCA.

                K. Closing Documents. At or prior to the Closing Date, FFCA and/or Debtor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

                (1)     Notes;
                (2)     Mortgages;
                (3)     Proof of Insurance;
                (4)     Opinion of Counsel to Debtor;
                (5)     Evidence of satisfactory zoning;
                (6)     UCC-1 Financing Statements; and
                (7)     Environmental Indemnity Agreements.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

        10. Default and Remedies. A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

                (1) If any representation or warranty of any of the Debtor Entities set forth in any of the Loan Documents is false in any material respect, or if any of the Debtor Entities renders any statement or account which is false in any material respect.

                (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Documents is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor Notice thereof and a period of five days from the delivery of such Notice shall have elapsed without such Event of Default being cured.

                (3) If Debtor fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (6) below), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or property of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of Notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor Notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such failure, then Debtor shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving Notice of the failure from FFCA. If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

                (4) If Debtor becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due.

                (5) If there is an "Event of Default" under any other Loan Document or a breach or default, after the passage of all applicable notice and cure or grace periods, under any of the Other Agreements.

                (6) If there is a breach of the Fixed Charge Coverage Ratio requirement and FFCA shall have given Debtor Notice thereof and Debtor shall have failed within a period of 30 days from the delivery of such Notice (the "Cure Period") to elect (which election shall be made by Debtor) and complete one of the following options to cure such breach:

                        (i) pay to FFCA the FCCR Amount (without premium or
                penalty) with respect to such of the Premises (starting with the Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of the Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions in Section 7.B being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with the other Premises) is below 1.25:1 (each, a "Subject Premises");

                        (ii) prepay the Note corresponding to each Subject
                Premises in whole but not in part (without premium or penalty);
                or

                        (iii) notify FFCA of Debtor's election to substitute a
                Substitute Premises in accordance with the terms of Section 13 for each Subject Premises (the failure of Debtor to complete such substitution within 90 days after FFCA shall have given Debtor the Notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required).

                For purposes of clause (i) above, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note corresponding to a Subject Premises, and assuming the resulting principal balance is reamortized over the remaining term of such Note, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the FCCR Amount, Debtor and FFCA shall execute an amendment to each such Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and reamortizing the principal amount of such Note over the then remaining term of such Note.

                Notwithstanding the foregoing, to the extent that, in accordance with the provisions of Section 7.B, FFCA shall have elected to amend the Fixed Charge Coverage Ratio requirements, then, in order to prevent an Event of Default from occurring by reason of a breach of such amended Fixed Charge Coverage Ratio requirements, Debtor must prior to the end of the Cure Period elect (which election shall be made by Debtor) and complete one of the following options to cure such breach:

                        (i) pay to FFCA the Modified FCCR Amount (without
                premium or penalty) with respect to such of the Premises and Other Premises (starting with the Premises or Other Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises or Other Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure each breach of such amended Fixed Charge Coverage Ratio requirements and for which the then Fixed Charge Coverage Ratio (with the definitions relating to the Fixed Charge Coverage Ratio being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises and Other Premises on an individual basis rather than on an aggregate basis with the other Premises and Other Premises which are subject to the applicable Fixed Charge Coverage Ratio requirement) is below 1.25:1 (each, a "Selected Premises");

                        (ii) prepay the Note or Other Note corresponding to each
                Selected Premises in whole but not in part (without premium or penalty); or

                        (iii) notify FFCA of Debtor's election to substitute a
                Substitute Premises for each Selected Premises in accordance with the terms of Section 13 (or, with respect to any Selected Premises which is an Other Premises, in accordance with the terms set forth in the applicable loan agreement) (the failure of Debtor to complete such substitution within 60 days after FFCA shall have given Debtor the Notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required).

                For purposes of clause (i) above, "Modified FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note or Other Note corresponding to a Selected Premises, and assuming the resulting principal balance is reamortized over the remaining term of such Note or Other Note, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises and/or Other Premises which are subject to the applicable Fixed Charge Coverage Ratio requirement of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the Modified FCCR Amount, Debtor and FFCA shall execute an amendment to each such Note and Other
        Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and Other Note and reamortizing the principal amount of such Note and Other Note over the then remaining term of such Note and Other Note.

        B. Upon the occurrence of an Event of Default, subject to the limitations set forth in subsection A, FFCA may declare all or any part of the obligations of Debtor under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Debtor hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Notes, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

        11. Assignments. A. FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of FFCA's entire right and interest hereunder, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein which accrues from and after the date of such assignment.

        B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises, any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, (i) as expressly permitted by the Mortgages, and (ii) Debtor and Rally's Hamburgers, Inc., a Delaware corporation ("Rally's"), may consummate a merger with each other without the prior written consent of FFCA provided each of the following conditions precedent are satisfied (the "Permitted Merger"):

                (1) no Event of Default shall have occurred and the consummation of the Permitted Merger shall not result in an Event of Default;

                (2) the Permitted Merger shall be consummated within one year after the date of this Agreement;

                (3) the surviving corporation of the Permitted Merger shall be either Debtor or Rally's (the "Surviving Corporation");

                (4) the identity and relative ownership of the shareholders of the Surviving Corporation shall be substantially the same as the identity and relative ownership of the shareholders of Debtor and Rally's as of the date of this Agreement;

                (5) the Permitted Merger shall involve only the merger of Debtor and Rally's. Any related transaction undertaken or proposed to be undertaken simultaneously with or subsequent to the Permitted Merger, including, without limitation, any sale, assignment or transfer of any interest in the Surviving Corporation or any other merger with the Surviving Corporation, shall require the prior written consent of FFCA pursuant to the terms and conditions of this Agreement and the other Loan Documents;

                (6) the consummation of the Permitted Merger would not, after giving effect to the Permitted Merger, have a material adverse effect on the financial condition or net worth of the Surviving Corporation, and the Surviving Corporation shall have a net worth at least equal to the greater of (i) the net worth of Debtor or Rally's immediately prior to the consummation of the Permitted Merger, or (ii) the combined net worth of Debtor and Rally's;

                (7) following the consummation of the Permitted Merger, the Surviving Corporation shall be deemed to be "Debtor" for all purposes of the Loan Documents and obligated and bound by the terms and conditions of the Loan Documents. The Surviving Corporation agrees to execute such documents and take such actions as FFCA may reasonably request to evidence the obligations of such Surviving Corporation under the Loan Documents; and

                (8) Debtor shall be responsible for the payment of all reasonable costs and expenses incurred by FFCA in connection with the Permitted Merger, including, without limitation, FFCA's reasonable attorneys' fees.

Debtor shall deliver to FFCA prior to the consummation of the Permitted Merger
(i) a certificate of the chief executive officer of Debtor certifying that all of the conditions set forth in the preceding items (1) through (7) have been satisfied, and (ii) an opinion of Counsel with respect to such matters as FFCA may reasonably request in connection with the Permitted Merger.

        12. Indemnity. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith.

        13. Substitution. Debtor shall have the right to obtain a release of a Premises by substituting a Substitute Premises for such Premises if permitted by the terms of Section 10.A(6), subject to fulfillment of the following conditions:

                (i) Debtor shall provide FFCA with Notice of its intention to substitute a Substitute Premises within the 30 day period contemplated by Section 10.A(6) and the closing of the substitution shall take place within the 90 day period contemplated by such section.

                (ii) Debtor must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must:

                        (1) be a Permitted Concept, in good condition and repair, ordinary wear and tear excepted;

                        (2) have for the twelve consecutive month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio (with the definitions of Section 7.B being deemed to be modified if necessary and as applicable to provide for a calculation of the Fixed Charge Coverage Ratio for the Substitute Premises and the Premises to be replaced on an individual basis) at least equal to the Fixed Charge Coverage Ratio for the Premises being replaced and the substitution must not cause a breach of any Fixed Charge Coverage Ratio requirement otherwise set forth in this Agreement;

                        (3) at the time of the substitution, be owned by and vested in Debtor free and clear of all liens and encumbrances, except such matters as are acceptable to FFCA (the "Substitute Premises Permitted Exceptions"); and

                        (4) have a fair market value no less than the greater of the then market value of the Premises to be replaced or the fair market value of such Premises as of the Closing, all as reasonably determined by FFCA's in-house inspectors and underwriters.

                (iii) FFCA shall have inspected and approved the Substitute Premises utilizing FFCA customary site inspection and underwriting approval criteria. Debtor shall have reimbursed FFCA for all of its costs and expenses incurred with respect to such proposed substitution, including, without limitation, FFCA's third-party and/or in-house site inspectors' costs and expenses with respect to the proposed Substitute Premises. Debtor shall be solely responsible for the payment of all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance and endorsements, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, the cost of environmental reports and/or an environmental insurance policy and the attorneys' fees and expenses of counsel to Debtor and FFCA.

                (iv) FFCA shall have received a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for such proposed Substitute Premises issued by Title Company showing good and marketable title in Debtor and committing to insure FFCA's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by FFCA at the Closing.

                (v) FFCA shall have received a current ALTA survey of such proposed Substitute Premises, the form of which shall be comparable to those received by FFCA at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted.

                (vi) FFCA shall have received a Phase I environmental report (and a Phase II environmental report, if necessary, as determined by FFCA in its sole discretion) and/or an environmental insurance policy with respect to such proposed Substitute Premises, which (A) environmental report(s) shall conform in scope to the then customary standards for lenders making loans secured by commercial real estate, which shall conclude that there is no Environmental Condition affecting the proposed Substitute Premises, and (B) environmental insurance policy shall be in form and substance and issued by such environmental insurance company as is acceptable to FFCA in its sole discretion.

                (vii) Debtor shall deliver, or cause to be delivered, with respect to Debtor and the Substitute Premises, opinions of Counsel in form and substance comparable to those received at Closing (but also addressing such matters unique to the Substitute Premises as may be reasonably required by FFCA).

                (viii) no Event of Default shall have occurred under any of the Loan Documents.

                (ix) Debtor shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by FFCA to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage and UCC-1 Financing Statements (the "Substitute Documents"), to provide FFCA with a first priority lien on the proposed Substitute Premises subject only to the Substitute Premises Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which FFCA holds in the Premises to be replaced, all of which documents shall be in form and substance reasonably satisfactory to FFCA.

                (x) the representations and warranties set forth in the Substitute Documents and Section 6 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Debtor shall have delivered to FFCA an officer's certificate certifying to that effect.

                (xi) Debtor shall have delivered to FFCA certificates of insurance showing that insurance required by the Substitute Documents is in full force and effect.

        Upon satisfaction of the foregoing conditions with respect to the release of a Premises:

                (a) the proposed Substitute Premises shall be deemed substituted for the Premises to be replaced;

                (b) the Loan Amount for the Substitute Premises shall be the same as for the replaced Premises;

                (c) the Substitute Premises shall be referred to herein as a "Premises" and included within the definition of "Premises" and shall secure the same Obligations (as defined in the Mortgages) as were secured by the Premises that were replaced;

                (d) the Substitute Documents shall be dated as of the date of the substitution; and

                (e) FFCA will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises.

14.     Miscellaneous Provisions.

        A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement (each, a "Notice") shall be in writing and given by (i)hand delivery, (ii) express overnight delivery service or (iii) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) the next business day, if delivered by express overnight delivery service, or (c) the third business day following the day of deposit of such Notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses specified below:

        If to Debtor:           Mr. Richard A. Peabody
                                Chief Financial Officer
                                Checkers Drive-In Restaurants, Inc.
                                Building One
                                14225 49th Street North
                                Clearwater, FL 33762
                                Telephone: (727)519-2000

        With a copy to:         Legal Department
                                Checkers Drive-in Restaurants, Inc.
                                Building One
                                14225 49th Street North
                                Clearwater, FL 33762
                                Telephone: (727) 519-2000

        If to FFCA:             Dennis L. Ruben, Esq.
                                Executive Vice President and General Counsel
                                FFGA Acquisition Corporation
                                17207 North Perimeter Drive
                                Scottsdale, AZ 85255
                                Telephone: (602)585-4500

        B. Real Estate Commission. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

        C. Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

        D. Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

        E. FFCA's Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by FFCA, that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of FFCA, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (ii) Debtor waives all claims, demands and causes of action against FFCA's officers, directors, employees and agents in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA and (iii) Debtor shall look solely to the assets of FFCA for the satisfaction of each and every remedy of Debtor in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA, such exculpation of liability to be absolute and without any exception whatsoever.

        F. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

        G. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

        H. Other Documents. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

        I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs shall mean the fees and costs of independent outside counsel retained by the prevailing party with respect to this transaction.

        J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms may be inconsistent with or vary from those set forth in the Commitment.

        K. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, this Agreement was signed and delivered by FFCA and Debtor in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto all provisions of this Agreement shall be governed by and construed under the laws of the State of

Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

        L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

        M. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

        N.      Survival. Except for the conditions of Closing set forth in
Section 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

        O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM FFCA OR ANY OF FFCA'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY DEBTOR AGAINST FFCA OR ANY OF FFCA'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT

DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

        P. Transfers, Participations and Securitization. (1) A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, sell, transfer or assign any Note, Mortgage and/or any of the other Loan Documents (each, a "Transfer"), and any or all servicing rights with respect thereto, or grant participations in any Note, Mortgage and/or any of the other Loan Documents (each, a "Participation"), or complete a Securitization with respect to any Note, Mortgage and/or any of the other Loan Documents.

        (2) Debtor agrees to cooperate in good faith with FFCA in connection with any such Transfer, Participation and/or Securitization of any Note, Mortgage and/or any of the other Loan Documents, including, without limitation,
(i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, Debtor shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a material adverse effect upon Debtor or the transactions contemplated hereunder. FFCA agrees that any amendment to the interest rate, maturity date or amortization schedule of the Notes shall be deemed to have a material adverse effect on the transactions contemplated hereunder, provided, however, Debtor agrees to execute such amendments to the Loan Documents as FFCA may reasonably request to correct "scrivener's errors" with respect to the Loan Documents.

        (3) Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable, with respect to any Note, Mortgage and/or any of the other Loan Documents. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys, fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

        (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents:

                (a) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization shall not constitute an Event of Default under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization;

                (b) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which is included in any Securitized Loan Pool shall not constitute an Event of Default under any Loan Document or Other Agreement which relates to a loan which is included in any other Securitized Loan Pool;

                (c) the Loan Documents corresponding to the Loans in any Securitized Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which do in such Securitized Loan Pool; and

                (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Securitized Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does correspond to a loan in such Securitized Loan Pool.

        Q. Confidentiality. Debtor and FFCA shall not make any public announcements concerning the Loans without the prior written consent of the other, except as may be required by law, judicial action or Governmental Authority, including, without limitation, the Securities and Exchange Commission.

        IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.

                                     FFCA:

                                     FFCA ACQUISITION CORPORATION,
                                     a Delaware corporation

                                     By. /s/ Robin L. Roach,
                                         -------------------------------------
                                         Robin L. Roach, Senior Vice President

                                     DEBTOR:

                                     CHECKERS DRIVE-IN RESTAURANTS,
                                     INC., a Delaware corporation

                                     By. /s/ Richard A. Peabody,
                                         ----------------------------------
                                         Richard A. Peabody, Vice President
                                         and Chief Financial Officer

STATE OF ARIZONA        )
                        )SS.
COUNTY OF MARICOPA      )

        The foregoing instrument was acknowledged before me on December 16, 1998 by Robin L. Roach, Senior Vice President of FFCA Acquisition Corporation, a Delaware corporation, on behalf of the corporation.

                                                      /s/ Wanda L. Clark
                                                      ------------------
                                                      Notary Public

My Commission Expires:

[SEAL OF WANDA L. CLARK]

STATE OF ARIZONA        )
                        )SS.
COUNTY OF MARICOPA      )

        The foregoing instrument was acknowledged before me on December 16, 1998 by Richard A. Peabody, Vice President and Chief Financial Officer of Checkers Drive-in Restaurants, Inc., a Delaware corporation, on behalf of the corporation.

                                                      /s/ Wanda L. Clark
                                                      ------------------
                                                      Notary Public

My Commission Expires:

[SEAL OF WANDA L. CLARK]

                                    EXHIBIT A

                 DESCRIPTION OF PREMISES; ALLOCATED LOAN AMOUNT

                         Checker's Drive-in Restaurants

            File No.      Fidelity #    Unit No.       City                  State      Zip Code             Loan Amount
-------------------------------------------------------------------------------------------------------------------------------
 1         8000-7894        C/R-6         101         Mobile                   AL        36606           $      275,000.00
 2         8000-7895        C/R-7         104         Mobile                   AL        36610           $      244,000.00
 3         8000-7896        C/R-8         112         Mobile                   AL        36602           $      377,000.00
 4         8000-7897       C/R-10         106         Tampa                    FL        33310           $      380,000.00
 5         8000-7898       C/R-11         131         Pinellas Park            FL        34665           $      455,000.00
 6         8000-7899       C/R-12         149         Orlando                  FL        32807           $      441,000.00
 7         8000-7900       C/R-15         151         New Port Richey          FL        34652           $      584,000.00
 8         8000-7901       C/R-14         160         St. Petersburg           FL        33707           $      477,000.00
 9         8000-7902       C/R-15         187         West Palm Beach          FL        33406           $      428,000.00
 10        8000-7903       C/R-16         239         Wilton Manors            FL        33311           $      438,000.00
 11        8000-7904       C/R-17         252         Bradenton                FL        34243           $      500,000.00
 12        8000-7905       C/R-18         265         Hollywood                FL        33024           $      493,000.00
 13        8000-7906       C/R-19         317         Plantation               FL        33317           $      291,000.00
 14        8000-7907       C/R-20         353         Miami                    FL        33179           $      350,000.00
 15        8000-7908       C/R-21         386         Lauderhill               FL        33313           $      528,000.00
 16        8000-7909       C/R-22         439         Ft. Lauderdale           FL        33305           $      329,000.00
 17        8000-7910       C/R-23         447         Gainesville              FL        32601           $      478,000.00
 18        8000-7911       C/R-24         223         Lilburn                  GA        30047           $      496,000.00
 19        8000-7912       C/R-25    245, 246         Roswell                  GA        30075           $      711,000.00
 20        8000-7913       C/R-26         392         Smyrna                   GA        30080           $      350,000.00
 21        8000-7914       C/R-56        1001         Gulfport                 MS        39507           $      329,000.00
 22        8000-7915       C/R-57        1004         Ocean Springs            MS        39564           $      367,000.00
 23        8000-7916       C/R-58        1005         Pascagoula               MS        39581           $      311,000.00
 24        8000-7917       C/R-71         481         Philadelphia             PA        19145           $      368,000.00
                                                                                                         $   10,000,000.00

                                                                         12/6/98

                                   SCHEDULE I

                              LITIGATION DISCLOSURE

        Those matters disclosed in the Legal Proceedings section of the September 7, 1998 Securities and Exchange Commission Form 10-Q filing for Checkers Drive-In Restaurants, Inc.